SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Rutland Square Trust II

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Fidelity INVESTMENTS

Information Statement
Strategic Advisers Funds

We appreciate your business and your trust in Fidelity Investments. As always, we are committed to keeping you informed about your Fidelity account(s), including any updates and/or changes.*

The enclosed Information Statement provides important information regarding a new manager that has been appointed to one of the Strategic Advisers Funds held within your Fidelity account.

Inside, you will find detailed information about the terms of the agreement with the new manager, which was selected by Strategic Advisers LLC, which is the adviser to the Strategic Advisers Funds and provides discretionary investment management services to the Fidelity managed account program. These changes may provide your account with additional benefits, such as increased manager diversification, and help to ensure that the Fund can be effectively managed to meet its specific style exposure and investment objective.

Please read the enclosed information carefully. No other action is required by you.

* You may have elected to suppress other legal notifications; however, certain regulatory requirements mean that we are legally bound to send you this notification. We apologize for any inconvenience.

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IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT.
The Information Statement is available at www.proxyvote.com/proxy.
STRATEGIC ADVISERS® U.S. TOTAL STOCK FUND
(THE FUND)
A SERIES OF
FIDELITY RUTLAND SQUARE TRUST II
245 SUMMER STREET
BOSTON, MASSACHUSETTS 02210
1-800-544-3455
INFORMATION STATEMENT
This Information Statement is being furnished by the Board of Trustees (the Board or Trustees) of Fidelity Rutland Square Trust II (the Trust) to the shareholders of Strategic Advisers® U.S. Total Stock Fund (the Fund), a series of the Trust. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (SEC) that permits the Trust’s investment adviser, Strategic Advisers LLC (Strategic Advisers), to hire unaffiliated sub-advisers without obtaining shareholder approval, subject to the approval of the Trust’s Board.
This Information Statement is being mailed on or about August 5, 2025, to shareholders of record as of June 30, 2025. This Information Statement is intended to inform you that a new sub-adviser has been appointed to your fund. No action is required of you. We are not asking you for a proxy and you are requested not to send us a proxy.
The information contained in this Information Statement relates to the Trustees’ approval on June 5, 2025, of a new sub-adviser under a new sub-advisory agreement (the Agreement) with Arrowstreet Capital, Limited Partnership (Arrowstreet or New Sub-Adviser).
The purpose of this Information Statement is to provide an overview of the Trustees’ decision to appoint Arrowstreet as an additional sub-adviser for the Fund, and to discuss the terms of the Agreement. Shares of the Fund are offered exclusively to certain clients of Strategic Advisers or its affiliates and are not available for sale to the general public.
INTRODUCTION
Strategic Advisers is the Fund’s investment adviser. Pursuant to the terms of an exemptive order granted to Strategic Advisers and the Trust by the SEC on November 28, 2006 (SEC Order), Strategic Advisers employs a so-called “manager of managers” arrangement in managing the Fund. Section 15(a) of the Investment Company Act of 1940, as amended (the 1940 Act) generally requires that a fund’s shareholders approve all agreements pursuant to which persons serve as investment adviser or sub-adviser to a fund. The SEC Order exempts Strategic Advisers and the Trust from the shareholder voting requirements of Section 15(a) of the 1940 Act and allows the Trustees, subject to certain conditions, to appoint new unaffiliated sub-advisers and approve their respective sub-advisory agreements on behalf of the Fund without a shareholder vote.
Consistent with the SEC Order, the Trustees, including a majority of the Trustees who are not parties to the Agreement or “interested persons” of any such party (the Independent Trustees), appointed the New Sub-Adviser as an additional sub-adviser to the Fund and approved the Agreement at a meeting on June 5, 2025. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the appointment of the New Sub-Adviser under the terms of the Agreement was in the best interest of the Fund and its shareholders.
As a condition to relying on the SEC Order, Strategic Advisers and the Trust are required to furnish shareholders of the Fund with notification of the appointment of a new unaffiliated sub-adviser within ninety days from the date that the sub-adviser is hired. This Information Statement serves to provide such notice and give details of the new arrangements.
MANAGEMENT CONTRACT OF THE FUND
Strategic Advisers, located at 155 Seaport Boulevard, Boston, Massachusetts 02210 is the Fund’s investment adviser. Strategic Advisers directs the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations pursuant to a management contract (the Management Contract) for the Fund. The date of the Management Contract, and the date that the Management Contract was approved by the initial sole shareholder, is provided below.

Fund	Date of Contract	Initial Sole Shareholder Approval
Strategic Advisers® U.S. Total Stock Fund	March 7, 2024	June 25, 2024

The Management Contract was initially approved by the Board, including a majority of the Independent Trustees, on March 7, 2024. Strategic Advisers is authorized, in its discretion, to allocate the Fund’s assets pursuant to its investment strategy. In addition, Strategic Advisers or its affiliates, subject to the supervision of the Board, provides the management and administrative services necessary for the operation of the Fund. These services include, among others, supervising relations with, and monitoring the performance of, any sub-advisers; preparing all general shareholder communications, including shareholder reports; maintaining the Fund’s records; maintaining the registration and qualification of the Fund’s shares under federal and state law; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees. Strategic Advisers or its affiliates also compensate all officers of the Fund and all personnel of Strategic Advisers for performing services relating to research, statistical and investment activities.
The Fund pays a monthly management fee to Strategic Advisers (the Management Fee). The Management Fee is calculated by adding Strategic Advisers’ annual Management Fee rate of 0.25% of the Fund’s average daily net assets throughout the month plus the total fees payable monthly to the Fund’s sub-advisers, if any, pursuant to the applicable investment sub-advisory agreement(s). The Fund’s effective Management Fee may be higher or lower in the future based on factors such as the portion of Fund assets managed by sub-advisers and the sub-advisory fee rates of the sub-advisers that may manage the Fund in the future.
Strategic Advisers has contractually agreed to waive its portion of the Management Fee for the Fund in an amount equal to 0.25% of the Fund’s average daily net assets through September 30, 2027. Strategic Advisers has also contractually agreed that the maximum aggregate annual management fee rate of the Fund will not exceed 0.65% of the Fund’s average daily net assets.
Strategic Advisers may not discontinue or modify the management fee waiver prior to its expiration date without the approval of the Board. The addition of the New Sub-Adviser will not result in a change to the maximum aggregate annual management fee payable by shareholders, the portion of the Management Fee retained by Strategic Advisers, if any, or the management fee waiver arrangement discussed above, for the Fund.
In addition to the New Sub-Adviser, the Fund has retained AllianceBernstein L.P., BlackRock Investment Management, LLC, Brandywine Global Investment Management, LLC, D.E. Shaw Investment Management, L.L.C., Fidelity Diversifying Solutions LLC (FDS), FIAM LLC (FIAM), FIL Investment Advisors (FIA), Geode Capital Management, LLC (Geode) GW&K Investment Management, LLC, J.P. Morgan Investment Management Inc., Loomis, Sayles & Company, L.P., LSV Asset Management, Neuberger Berman Investment Advisers LLC, Pacific Investment Management Company LLC, PineBridge Investments LLC, Portolan Capital Management, LLC, Principal Global Investors, LLC, River Road Asset Management, LLC, T. Rowe Price Associates, Inc., Wellington Management Company LLP, and William Blair Investment Management LLC to serve as sub-advisers for the Fund. FDS and FIAM, in turn, have each retained FMR Investment Management (UK) Limited (FMR UK), Fidelity Management & Research (Hong Kong) Limited (FMR H.K.), and Fidelity Management & Research (Japan) Limited (FMR Japan) to serve as sub-subadvisers for the Fund. FIA, in turn, has retained FIL Investment Advisors (UK) Limited (FIA (UK)) to serve as sub-subadviser for the Fund.
FDS, FIAM, FMR UK, FMR H.K., and FMR Japan are affiliates of Strategic Advisers.
The following table shows Management Fees paid by the Fund to Strategic Advisers and sub-advisory fees paid by Strategic Advisers, on behalf of the Fund, to the Fund’s sub-advisers during the fiscal period ended May 31, 2025.

Fund	Management Fees Paid to Strategic Advisers(1)	Management Fees Paid to Strategic Advisers as a % of Average Net Assets of the Fund(1)	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s)(2)	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s) as a % of Average Net Assets of the Fund(2)
Strategic Advisers® U.S. Total Stock Fund	$ 122,662,490	0.17%	$ 114,058,370	0.15%

(1)	After waivers reducing management fees in the amount of $189,679,971.
(2)	Excludes sub-advisory fees paid to FIAM and Geode for the fiscal period ended May 31, 2025. No sub-advisory fees were paid to FDS or FIA for the fiscal period ended May 31, 2025.

Fund	Sub-Advisory Fees Paid by Strategic Advisers to FIAM	Sub-Advisory Fees Paid by Strategic Advisers to FIAM as a % of Average Net Assets of the Fund	Sub-Advisory Fees Paid by Strategic Advisers to Geode	Sub-Advisory Fees Paid by Strategic Advisers to Geode as a % of Average Net Assets of the Fund
Strategic Advisers® U.S. Total Stock Fund	$ 8,429,764	0.01%	$ 411,613	0.00%(1)

(1)	The amount shown rounds to less than 0.01%.
Expense estimates, which are accrued in the period to which they relate and adjusted when actual amounts are known, will cause differences between the amount of the management fees paid by the Fund to Strategic Advisers and the aggregate amount of the sub-advisory fees paid by Strategic Advisers, on behalf of the Fund, to the sub-adviser(s).
SUMMARY OF THE AGREEMENT WITH THE NEW SUB-ADVISER
On June 5, 2025, pursuant to the “managers of managers” arrangement, the Board approved the Agreement with the New Sub-Adviser on behalf of the Fund. Pursuant to the Agreement, the New Sub-Adviser has day-to-day responsibility for choosing investments for the portion of assets of the Fund allocated to it by Strategic Advisers and for voting proxies for the Fund with respect to those investments.
Pursuant to the Agreement, the New Sub-Adviser provides a program of continuous investment management for the portion of the Fund’s assets allocated to it in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the SEC on Form N-1A, as amended and supplemented from time to time (the Registration Statement), and such other limitations as the Trust, the Fund, the Board, or Strategic Advisers may impose. The New Sub-Adviser will vote the Fund’s proxies in accordance with the New Sub-Adviser’s proxy voting policies, as approved by the Board. Strategic Advisers has granted the New Sub-Adviser authority to invest and reinvest the assets of the Fund allocated to it by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use. For providing investment management services to its allocated portion of the Fund, Strategic Advisers pays the New Sub-Adviser a monthly asset-based fee out of the Management Fee payable by the Fund.
The Agreement may be terminated on sixty days’ written notice to the New Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by Strategic Advisers. The Agreement is terminable, without penalty, by the New Sub-Adviser upon ninety days’ written notice to Strategic Advisers and the Trust. In addition, the Agreement will terminate in the event of the termination of the Management Contract with respect to the Fund. The Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).
INFORMATION ABOUT ARROWSTREET
Arrowstreet’s main office is located at 200 Clarendon Street, 30th Floor, Boston, Massachusetts 02116. Arrowstreet is not affiliated with Strategic Advisers.
Investment Process
Arrowstreet’s investment process utilizes quantitative methods that focus on identifying and incorporating investment signals into the firm’s proprietary return, risk and transaction cost models. Arrowstreet’s investment approach involves creating diversified equity portfolios. Arrowstreet utilizes a structured investment process that attempts to add value relative to a client portfolio specific benchmark. This involves identifying opportunities across companies, sectors, countries and currencies by evaluating a diverse set of fundamental and market-based predictive factors. Portfolios are constructed through the use of a mean variance optimizer utilizing proprietary expected return, risk and transaction cost forecasts.
Directors and Executive Officers
The following are the directors, executive officers, and control persons of Arrowstreet. Unless otherwise noted, the address of each is 200 Clarendon Street, Boston, Massachusetts 02116.

DIRECTORS AND EXECUTIVE OFFICERS
Name	Position
Anthony W. Ryan	President and Chief Executive Officer, Executive Director
Derek A. Vance	Chief Investment Officer, Executive Director
Nirali Maniar	Chief Financial Officer
Eric C. Burnett	General Counsel
Kimberly Kelley	Chief Compliance Officer
Peter L. Rathjens	Executive Director
John Y. Campbell	Non-Executive Director
Bruce E. Clarke	Non-Executive Director
Tuomo O. Vuolteenaho	Non-Executive Director
Helen Crossen	Non-Executive Director
Sarah Fromson	Non-Executive Director
CONTROL PERSONS
Name	Relationship
Arrowstreet Capital Holding LLC	Sole Member of Arrowstreet Capital GP LLC, Limited Partner of Arrowstreet Capital, Limited Partnership
Arrowstreet Capital GP LLC	General Partner of Arrowstreet Capital, Limited Partnership

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of Arrowstreet.
Arrowstreet does not act as an investment adviser or sub-adviser to any other registered investment companies (or portions thereof), which have investment objectives that are similar to the portion of the Fund that may be allocated to Arrowstreet pursuant to the Agreement.
MATTERS CONSIDERED BY THE BOARD
IN APPROVING THE AGREEMENT
Matters Considered by the Board in Approving the Agreement is included in Appendix A.
MANAGEMENT INFORMATION ABOUT STRATEGIC ADVISERS
The principal business address of Strategic Advisers, the Fund’s investment adviser, is 155 Seaport Boulevard, Boston, Massachusetts 02210.
The principal business address of Fidelity Distributors Company LLC, the Fund’s principal underwriter and distribution agent, is 900 Salem Street, Smithfield, Rhode Island 02917.

BROKERAGE INFORMATION
The following table shows the aggregate amount of commissions paid to any broker or dealer affiliated with the Fund through the fiscal period ended May 31, 2025:

Fund	Broker	Affiliated With	Transaction Initiated By	Commissions	Percentage of Aggregate Brokerage Commissions
Strategic Advisers® U.S. Total Stock Fund	Fidelity Capital Markets (FCM)	FMR LLC/Strategic Advisers	AllianceBernstein L.P. (AllianceBernstein)	$24,005	0.17%
	Kezar Trading, LLC (Kezar Trading)	FMR LLC / Strategic Advisers	AllianceBernstein	$3,301	0.03%
	Kezar Trading	FMR LLC / Strategic Advisers	Brandywine Global Investment Management, LLC	$419	0.00%(1)
	FCM	FMR LLC / Strategic Advisers	FIAM LLC (FIAM)	$31,571	0.29%
	Kezar Trading	FMR LLC / Strategic Advisers	FIAM	$2,305	0.01%
	Kezar Trading	FMR LLC / Strategic Advisers	J.P. Morgan Investment Management Inc.	$5,437	0.10%
	Kezar Trading	FMR LLC / Strategic Advisers	Principal Global Investors, LLC	$9	0.00%(1)
	Kezar Trading	FMR LLC / Strategic Advisers	River Road Asset Management, LLC	$2,011	0.01%
	Kezar Trading	FMR LLC / Strategic Advisers	T. Rowe Price Associates, Inc.	$11,093	0.13%
	Kezar Trading	FMR LLC / Strategic Advisers	William Blair Investment Management, LLC	$124	0.00%(1)

(1)	The amount shown rounds to less than 0.01%.

OTHER INFORMATION
Outstanding Shares and Ownership of Shares. The following table shows the number of shares of the Fund that were issued and outstanding as of May 31, 2025:

Fund	Shares Outstanding
Strategic Advisers® U.S. Total Stock Fund	7,385,633,463

As of May 31, 2025, the Trustees, Members of the Advisory Board (if any), and officers of the Fund owned, in the aggregate, less than 1% of each class’s total outstanding shares, with respect to the Fund.
To the knowledge of the Trust, no shareholder had substantial (5% or more) record and/or beneficial ownership with respect to the Fund as of May 31, 2025.
Shareholder Proposals. The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written proposals to the Secretary of the Fund, attention “Fund Shareholder Meetings,” 245 Summer Street, Mailzone V10A, Boston, Massachusetts 02210.
Annual Report. For a free copy of the Fund’s current Form N-CSR and/or Form N-CSRS, prospectus, or statement of additional information, call 1-800-544-3455, visit Fidelity’s website at www.fidelity.com, or write to Fidelity Distributors Company LLC at 900 Salem Street, Smithfield, Rhode Island 02917.
NOTICE TO BANKS, BROKER-DEALERS
AND VOTING TRUSTEES AND THEIR NOMINEES
Please advise the Trust, in care of Fidelity Investments Institutional Operations Company LLC, 245 Summer Street, Boston, Massachusetts, 02210, whether other persons are beneficial owners of shares for which the Information Statement is being mailed and, if so, the number of copies of the Information Statement and Annual Report you wish to receive in order to supply copies to the beneficial owners of the respective shares.

APPENDIX A
MATTERS CONSIDERED BY THE BOARD
IN APPROVING THE AGREEMENT
Strategic Advisers U.S. Total Stock Fund
In June 2025, the Board of Trustees, including the Independent Trustees (together, the Board) voted to approve a new sub-advisory agreement among Strategic Advisers LLC (Strategic Advisers), Arrowstreet Capital, Limited Partnership (Arrowstreet), and Fidelity Rutland Square Trust II (Trust) on behalf of the fund (New Agreement). The Board, assisted by the advice of fund counsel and Independent Trustees’ counsel, considered a broad range of information.
In considering whether to approve the New Agreement, the Board reached a determination, with the assistance of fund counsel and Independent Trustees’ counsel and through the exercise of its business judgment, that the approval of the New Agreement is in the best interests of the fund and its shareholders and does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage. The Board’s decision to approve the New Agreement was not based on any single factor, but rather was based on a comprehensive consideration of all the information provided to the Board. In addition, individual Trustees did not necessarily attribute the same weight or importance to each factor.
Nature, Extent, and Quality of Services Provided. The Board considered the backgrounds of the investment personnel that will provide services to the fund, the fund’s investment objective, strategies and related investment philosophy, the current sub-adviser line-up, and the structure of the investment personnel compensation programs and whether such structure provides appropriate incentives to act in the best interests of the fund.
The Board noted its familiarity with the nature, extent and quality of services provided by Arrowstreet to another Strategic Advisers fund with a different investment mandate, and that many of the same support staff, including compliance personnel, that currently provide services to the other Strategic Advisers fund will also provide services to the fund. The Board also took into consideration additional information regarding the investment mandate provided by Strategic Advisers and Arrowstreet.
Resources Dedicated to Investment Management and Support Services. The Board reviewed the general qualifications and capabilities of Arrowstreet’s investment staff, use of technology, and approach to managing and compensating investment personnel. The Board noted that Arrowstreet’s analysts have extensive resources, tools and capabilities which allow them to conduct sophisticated fundamental and/or quantitative analysis. Additionally, in its deliberations, the Board considered Arrowstreet’s trading capabilities and resources and compliance infrastructure, which are integral parts of the investment management process, and its investment in business continuity planning.

Shareholder and Administrative Services. The Board considered (i) the nature, extent, quality, and cost of advisory services to be performed by Arrowstreet under the New Agreement; and (ii) the resources to be devoted to the fund’s compliance policies and procedures.
Investment Performance. The Board considered the historical investment performance of Arrowstreet and its portfolio managers in managing accounts under a similar investment mandate.
Based on its review, the Board concluded that the nature, extent, and quality of services that will be provided to the fund under the New Agreement should benefit the fund’s shareholders.
Competitiveness of Management Fee and Total Fund Expenses. The Board considered the amount and nature of the fees to be paid by the fund to Strategic Advisers and by Strategic Advisers to Arrowstreet. The Board also considered the projected change in the fund’s management fee and total operating expenses, if any, as a result of hiring Arrowstreet.
The Board noted that the New Agreement will not result in changes to the maximum aggregate annual management fee payable by the fund or Strategic Advisers’ portion of the management fee. The Board considered Strategic Advisers’ contractual agreement to waive its portion of the fund’s management fee.
The Board considered that after allocating assets to Arrowstreet, the fund’s management fee and total net expenses are each expected to increase slightly, but each is expected to continue to rank below the competitive peer group median reported in the June 2025 management contract renewal materials for the fund.
Based on its review, the Board concluded that the fund’s management fee structure and any changes to projected total expenses bear a reasonable relationship to the services that the fund and its shareholders will receive and the other factors considered.
Costs of the Services and Profitability. Because the New Agreement was negotiated at arm’s length and will have no impact on the maximum management fees payable by the fund or Strategic Advisers’ portion of the management fee, the Board did not consider the costs of services and profitability to be significant factors in its decision to approve the New Agreement.
Potential Fall-Out Benefits. The Board considered that it reviews information regarding the potential of direct and indirect benefits to Strategic Advisers and its affiliates from their relationships with the fund, including non-advisory fee compensation paid to affiliates of Strategic Advisers, if any, as well as information regarding potential fall-out benefits accruing to each sub-adviser, if any, as a result of its relationship with the fund, during its annual renewal of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board considered Strategic Advisers’ representation that it does not anticipate that the approval of the New Agreement will have a significant impact on the profitability of, or potential fall-out benefits to, Strategic Advisers or its affiliates.

Possible Economies of Scale. The Board considered that it reviews whether there have been economies of scale in connection with the management of the fund during its annual renewal of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board noted that the New Agreement provides for breakpoints that have the potential to reduce sub-advisory fees paid to Arrowstreet as assets allocated to Arrowstreet grow.
Conclusion. Based on its evaluation of all of the conclusions noted above, and after considering all factors it believed relevant, the Board concluded that the New Agreement’s fee structure bears a reasonable relationship to the services to be rendered and that the New Agreement is in the best interests of the fund and its shareholders and should be approved. In addition, the Board concluded that the approval of the New Agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage.

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